EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), effective as of 1 November 2024 (the  “Effective Date”) is by and between Telvantis, Inc. (the “Company”), and Daniel Contreras  (the “Executive”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, the Company is in the global business of offering technologies to manage all  communication activities between brands and customers.

WHEREAS, in recognition of the Executive’s experience and abilities, the Company desires to  assure itself of the employment of the Executive in accordance with the terms and conditions  provided herein; and

WHEREAS, the Executive seeks to be employed by the Company and to perform services for  the Company in accordance with the terms and conditions provided herein.

1. NOW, THEREFORE, in consideration of the promises and the respective covenants and  agreements of the Parties herein contained, and intending to be legally bound hereby, the  Parties hereto agree as follows: Employment. The Company hereby agrees to employ the  Executive, and the Executive hereby agrees to be employed by the Company, and to  perform services for the Company, its subsidiaries and affiliates, on an at will basis, upon  the terms and conditions set forth herein (the “Employment”).

2. Term. The Employment shall commence as agreed by the Parties on the Effective Date (  the “Start Date”). The Employment shall not be for any fixed predetermined period of time, and  shall continue until terminated by either the Executive  or the Company pursuant to Section 7  hereof (the period of the Executive’s engagement by the Company, the “Term”).

3. Position. During the Term, the Executive shall serve as Chief Executive Officer of the  Company (the “Position”).  Executive shall serve in such capacity at the pleasure of the Board  of Directors of the Company (the “Board”).  Executive agrees that he is an exempt employee  and is therefore not entitled to overtime compensation under the Fair Labor Standards Act.

4. Duties and Reporting Relationship.

(a)Company hereby agrees to employ Executive in an executive capacity to serve and  perform such duties at such time and places and in such manner as Company, including its  Board of Managers, may from time to time direct including, without limitation, the duties of the  Position.  Executive agrees that Executive is an exempt employee and is therefore not entitled  to overtime compensation under the Fair Labor Standards Act.

(b)Executive agrees to perform faithfully the duties assigned to Executive to the best of  Executive’s ability,  to  devote Executive’s full  and undivided time to the transaction of  Company’s business, to make to Company prompt, complete and accurate reports of  Executive’s work and expenses, to promptly remit to Company all money of Company collected  by Executive or coming in Executive’s possession and not to engage or be engaged in or  interested in any other business during the existence of this Agreement.

(c)During the Period of Employment, the Executive shall both  (i)  devote substantially all  of the Executive’s business time, energy and skill to the performance of the Executive’s duties  for the Company, and (ii) hold no other employment, except to those engagement listed in  Appendix A.  The Executive’s service on the boards of directors (or similar body) of other  business entities is subject to the prior written approval of the Board. The Company shall have  the right to require the Executive to resign from any board or similar body on which he may  then serve if the Board reasonably determines in writing that the Executive’s service on such  board  or  body interferes  with  the  effective  discharge  of  the  Executive’s  duties  and  responsibilities to the Company or that any business related to such service is then in  competition with any business of the Company or any of its affiliates, successors or assigns.

(d)Executive shall conduct themselves at all times in a businesslike and professional  manner and shall comply with good business and ethical practices.  Company shall have the  authority to establish from time to time the policies and procedures to be followed by Executive.  Executive agrees to comply with the policies and procedures of Company, as adopted from  time to time, so long as they are reasonable and do not violate the law.

5. Place of Performance.

The Parties agree that the Executive shall work based from the Company’s  physical office in Miami Beach, Florida, the Executive shall be required to travel on a regular basis to such office, in  addition to traveling throughout the United States as needed for purposes of Company  business, and periodically to the Company’s headquarters in Florida or Rome, Italy, in each  case as deemed appropriate by the Board. Executive understands and agrees that Executive  is required to extensive travel in order to fulfill the obligations of Executive’s position. Executive  understands and agrees that Executive is not only required to have and/or obtain the  necessary documentation to work in the United States, but to possess and/or timely obtain (at  executive’s own expense) the necessary visas for all travel related to Executive’s position with  the Company.

6. No Breach of Contract.

The Executive hereby represents to the Company that:  (i)  the execution and delivery of this  Agreement by the Executive and the Company and the performance by the Executive of the  Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the  terms of any other agreement or policy to which the Executive is a party or otherwise bound;

(ii) the Executive has no information (including, without limitation, confidential information and  trade secrets) relating to any other person or entity which would prevent, or be violated by, the  Executive entering into this Agreement or carrying out Executive’s duties hereunder; and (iii)  the Executive is not bound by any confidentiality, trade secret or similar agreement (other than  this Agreement) with any other person or entity.

7. Limitations on Authority.

Without the express written consent from the Board of Directors, Executive shall have no  apparent or implied authority to pledge the credit of Company or any of its other employees or  bind Company under any contract, agreement, note, mortgage or otherwise.

8. Compensation and Benefits.

(a) Annual Salary.  During the Term, the Executive shall be entitled to compensation of  an annual base salary (the “Base Salary”) at a rate of no less than One Hundred Thousand  United States Dollars ($100,000), less applicable deductions and withholdings, with such Base  Salary to be paid on a prorated basis in conformity with the Company’s payroll policies relating  to its employees. Any subsequent changes or change in Executive’s status as an executive,  duties or compensation will not affect the validity or scope of this Agreement.

(b) Payment Terms. This Annual Salary the Executive shall be paid in conformity with the  Company’s payroll policies relating to its employees.

(c) Employee Benefits. The Executive shall be eligible for employee benefits, including but  not limited to health insurance with family medical, dental and vision coverage, in each case  in accordance with the terms of the applicable Company-sponsored plans, as may be updated  from time to time. The Parties agree that this obligation is settled in full with a monthly payment  of $2.111.59.

(d) Business Expenses. The Executive shall be entitled to reimbursement for reasonable preapproved business expenses incurred, with the Executive to submit all invoices and receipts  for reimbursement in form and in substance in accordance with the Company’s business  expense policies and with such expenses to be subject to approval by the Board. All invoices  for expense reimbursement shall be submitted by no later than thirty (30) days following the  Executive’s incurrence of the relevant expenses, and the Company shall reimburse the  Executive for all such approved expenses by no later than thirty (30) days following the  Executive’s submission of an approved invoice.

(e) Paid Time Off. During the Term, the Executive shall be eligible to take paid time off for  purposes of vacation and/or sick time on a flexible basis in coordination with the Board (the  “PTO Days”). Such PTO Days shall not formally accrue, shall not be carried over from one year  into the following year, and shall not be paid out upon termination of the Employment.

(f) Holidays. The Executive shall be eligible to take off paid holidays as designated by the  Company. Unused holidays shall not be carried over from one year into the following year, and  shall not be paid out upon separation from the Company.

(g) Company Equipment. For purposes of the Executive performing the duties of the Position,  the Company shall provide the Executive with a laptop, as well as other office equipment  (collectively, the “Equipment”), as determined necessary by the Board in its sole discretion.  The Equipment shall remain at all times the property of the Company and shall be used by the  Executive in accordance with Company guidelines. Upon the termination of the Employment  for any reason, or earlier at any time upon the Company’s request, the Executive shall be  obligated to immediately return the laptop and/or other technological equipment to the Company.

(h) Section 409A. This Agreement is intended to comply with Section 409A of the Internal  Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and  shall be construed and administered in accordance with such intent. Notwithstanding any other  provision of this Agreement, payments provided under this Agreement may only be made upon  an event and in a manner that complies with Section 409A or an applicable exemption. Any  payments under this Agreement that may be excluded from Section 409A either as separation  pay due to an involuntary separation from service, as a short-term deferral, or as a settlement  payment  pursuant  to  a  bona  fide  legal  dispute  shall  be  excluded  from Section 409A to the maximum extent possible. For purposes of Section 409A, any  installment payments provided under this Agreement shall each be treated as a separate  payment. To the extent required under Section 409A, any payments to be made under this  Agreement in connection with a termination of the Employment shall only be made if such  termination constitutes a “separation from service” under Section 409A. Notwithstanding the  foregoing, the Company makes no representations that the payments and benefits provided  under this Agreement comply with Section 409A, and in no event shall the Company be liable  for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred  by the Executive on account of non-compliance with Section 409A.

9.  Termination.  The Employment hereunder may be terminated without breach of this  Agreement as set forth below:

(a) Death; Disability. The Employment shall automatically terminate upon the Executive’s  death or Disability (as hereafter defined). For purposes of this Agreement, “Disability” shall  mean the inability of the Executive to perform the Executive’s duties on account of a physical  or mental illness for a period of sixty (60) consecutive days, or for a period of ninety (90) days  in any six (6) month period. Notwithstanding anything contained herein to the contrary, during  any period of Disability, the Company shall not be obligated to pay any compensation or other  amounts to the Executive, except as mandated by applicable law.

(b) Cause. The Company may terminate the Employment hereunder at any time without  advance notice for Cause (as defined below). Notification of a termination for Cause by the  Company shall be given to the Executive pursuant to Section 7(d) below.

(1)  For purposes of this Agreement, the Company shall have “Cause” to terminate the  Employment hereunder upon the Executive’s:

(i) commission of fraud, embezzlement, gross negligence, malfeasance, an act or acts  constituting  a felony under the laws of the United States or any state thereof, or a  willful  or negligent act or omission that results in an assessment of a civil or criminal  penalty against the Executive or the Company or its affiliates;

(ii) material  violation  of the terms of this Agreement,  including  but  not  limited  to  the  Non-Disclosure,  Assignment  of  Inventions,  Non-Competition  and  Non-Solicitation  Agreement  attached  to  this  Agreement  as  Schedule A  (the  “NDA”),  or  failure  to  perform  annual  performance  written  metrics  and  milestones  provided  by the  Board;

(iii) willful  or continued failure to adequately perform the Executive’s duties hereunder;  (other than  any such failure  resulting  from the Executive’s incapacity due to physical  or  mental  illness),  after  written  notice  has  been  delivered  to  the  Executive  by the  Company  identifying  the  manner  in  which  the  Executive  has  not  adequately  performed  the  Executive’s  duties,  and  the  Executive  has  failed  to  cure  such  deficiencies  in  performance for a  period  of thirty  (30)  days following  the  Executive’s  receipt of such notice from the Company.

(c) Termination without Cause/Resignation. The Employment hereunder may be terminated  by the Company without Cause, or by the Executive upon the Executive’s resignation, in either  case upon thirty (30) days notice, by one Party to the other Party in accordance with Section  7(d) hereunder (such period of notice, the “Notice Period”).

With  respect  to  the  Executive’s  termination  without  Cause,  and/or  resignation,  the  Company shall have the right to determine whether or not the Executive shall report to  work during the relevant Notice Period.

Executive shall be entitled to all compensation earned for completed projects to the date of  termination, consistent with Company’s compensation plan(s), which amounts shall be in full  satisfaction  of all  claims  against  Company under this Agreement with respect to the  employment relationship between the parties. Executive acknowledges and agrees that upon  termination of Executive’s employment and regardless of the reason(s) for termination, or  which party terminates the employment relationship, Executive is subject to and bound by the  terms of this Agreement.

10. Executive Representations.

(a) The Executive further represents and warrants that the Executive will not engage in  additional employment or recreational activities that would in any way pose a conflict of interest  with the Employment.

(b) The Executive hereby acknowledges that the signing of the NDA attached hereto as  Schedule A constitutes a precondition of the Employment. The Executive further affirms that  this Agreement, and its attached Schedules constitute the entire understanding of the Parties  with respect to the subject matter hereof and supersede any understanding or agreement,  whether oral or written, between the Parties, including, but not limited to, the offer letter dated  ___9 October 2024 .

(c) The Executive hereby confirms that the Executive is not owed any amounts or entitled to  any benefits from the Company and/or its affiliates for any period of employment, consulting  or services provided to the Company and/or its affiliates by the Executive prior to the Effective  Date.

(d) The Executive understands that the Employment and obligations of the Company pursuant  to this Agreement are conditioned upon the Executive’s substantiation of the Executive’s  authorization to work in the United States.

(e) The Executive acknowledges that the Executive has been advised to obtain independent  counsel to evaluate the terms, conditions and covenants herein set forth and the Executive  has been afforded ample opportunity to obtain such independent advice and evaluation. The  Executive warrants to the Company that the Executive has relied upon such independent  counsel and not upon any representation (legal or otherwise), statement or advice said or  offered by the Company or the Company’s counsel in connection with this Agreement.

11.Nondisclosure  of  Confidential  Information  (Including  Trade  Secrets),  Nonsolicitation, Non-Compete.

Executive shall be bound by the Company’s NONSOLICITATION, NONCOMPETE AND  NONDISCLOSURE AGREEMENT, attached hereto as Exhibit A, and incorporated herein as  part of this Agreement.

12. Notice of Future Employment.

If Executive seeks employment (as employee, consultant or otherwise) with a competing  business, Executive will notify the competing business of this Agreement and Exhibit A, and  Executive further agrees that Company may notify the competing business by whom Executive  may become employed of the existence of this Agreement.

13. Notices. All notices and other communications under this Agreement shall be in writing  and shall be given by fax, email or first class mail, certified or registered with return receipt  requested, or in person, and shall be deemed to have been duly given three (3) days after  mailing, twenty-four (24) hours after transmission of a fax or email, or immediately upon  delivery in person or explicit acknowledgement of receipt.

14. Enforcement.  In the event Executive shall breach or threaten to breach this Agreement,  Company shall be entitled to a temporary and permanent injunction restraining Executive from  breaching this Agreement or any of its terms.  The existence of any claim or cause of action  that Executive may have against Company, whether predicated upon this Agreement or  otherwise, shall not constitute a defense to the enforcement by Company of this Agreement.  In addition, Company shall be entitled to such other relief at law or equity as the court may find  appropriate. The parties agree that enforcement of this Agreement, or any of its covenants or  restrictions, will not negatively affect the public, health, safety or welfare.

15. Dispute Resolution. In the event of a dispute between the Executive and the Company  arising out of or related to the Employment (with the exception of disputes arising under the  NDA set forth in Schedule A and with respect to disputes for which a party is not permitted to  waive its right to adjudicate in a court of law), the Executive and the Company agree to settle  such dispute by means of arbitration administered under the Federal Arbitration Act (“FAA”) by  the American Arbitration Association (“AAA”) in the Florida, as the Company’s headquarters  location, and conducted in accordance with the AAA’s Employment Arbitration Rules. The  Parties mutually agree that all disputes arising out of the Employment shall be resolved only through arbitration by a single arbitrator selected by  agreement between the Parties. In such arbitration, the arbitrator shall render a final and  binding award within ten (10) business days from the later of  (i)  closing statements, and (ii)  submission of post-hearing briefs by the Parties. The arbitration award shall be final and  binding, and any state or federal court shall have jurisdiction to enter a judgment on such  award. This requirement to arbitrate disputes means that the Executive and the Company  specifically waive any right either Party may have to a trial by jury in a court of law, and applies  to all claims and demands (except as provided above), including, without limitation, any rights  the Executive may assert under any federal, state, or local laws or regulations applicable to  the Employment.

The Parties expressly agree that this agreement to arbitrate involves a transaction in interstate  commerce,  and shall  be construed,  interpreted,  and its validity  and enforceability  determined,  in  accordance with the  FAA.

16. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the  validity or enforceability of any other provision hereunder. If an arbitrator or court of competent  jurisdiction determines that any portion of this Agreement is in violation of any law or public  policy, then only the portions of this Agreement that violate such law or public policy shall be  stricken, and all other portions of this Agreement that do not violate any law or public policy  shall continue in full force and effect. Further, if any one or more of the provisions contained in  this Agreement is determined by an arbitrator or court of competent jurisdiction in any state to  be excessively broad as to duration, scope, activity or subject,  or  is  unreasonable or  unenforceable under the laws of such state, such provisions will be construed by limiting,  reducing,  modifying or amending them so as to be enforceable to the maximum extent  permitted by the law of that state. If the Agreement is held unenforceable in any jurisdiction,  such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be  deemed to be an original but all of which together will constitute one and the same instrument.

(c) The failure of either Executive or Company, at any time, to require performance of the other  of any provision hereof, or to resort to Executive’s or its remedy at law, in equity, or otherwise,  shall in no way affect the right of such party to require such full performance or to resort to  such remedy at any time thereafter, nor shall the waiver by either party of a breach of any  provision hereof be taken or held to be a waiver of any subsequent breach of such provision  unless expressly stated in writing.  No waiver of any of the provisions hereof shall be effective  unless in writing and signed by the party to be charged with such waiver.

(d) The validity,  interpretation,  construction and performance of this Agreement shall be  governed by the laws of the Florida without regard to its conflicts of law principles, unless  otherwise mutually agreed upon by the Parties.

(e) In connection with any litigation arising out of or in connection with this Agreement, each  party will bear its own costs and attorney’s fees incurred in connection in any action brought  under this Agreement and in connection therewith, including reasonable attorney’s fees at the  trial and all appellate levels.

Third Party Beneficiaries: Any member of Company, parent, subsidiary or affiliate of Company  and/or any successor legal entity or assigns shall be a third party beneficiary of this Agreement,  with all rights of enforcement of the terms of this Agreement, including the restrictive covenants  contained in Exhibit A to this Agreement.

17. Transfer of Agreement and Consent to Assignment.

Executive may not assign this Agreement. Executive agrees, however, that Company may  assign this Agreement, and all the covenants and restrictions contained herein, to any of its  subsidiaries or affiliates, to a parent entity, to a successor legal entity (by merger or otherwise),  to any entity acquiring substantially all of the assets of Company or to a purchaser of the stock  of Company.  Executive agrees that this Agreement shall be deemed to be automatically  transferred and assigned to any successor, whether the successor entity is as a result of a  name change, change in the form of the legal entity, successor by merger, purchaser of the  stock of Company, or otherwise, and the Executive expressly consents to this automatic  transfer and assignment without the necessity of any further written document.  Executive  agrees that this Agreement may be assigned to any person or entity acquiring substantially all  the assets of the Company. Executive shall continue to be bound by this Agreement after such  transfer and assignment whether or not Executive decides to become or to remain employed  by such successor or assignee.

18. Agreement and Amendment.

This Agreement constitutes the agreement of the Parties with respect to the specific subject  matters which are addressed herein in connection with Executive’s status as an employee of  Company and post employment relationship.  Any and all previous or contemporaneous  understandings not contained within this Agreement, whether written or oral, with the exception  of Exhibit A to this Agreement, are hereby either waived or superseded and are of no force and  effect.  This Agreement may be amended or modified only by mutual written consent signed  by authorized representatives of both parties hereto.

19. Applicable Law, Binding Effect, Successors and Assigns and Venue.

This Agreement is made in the State of Florida, shall be governed, construed and regulated  under and by the laws of the State of Florida, without regard to its conflict of law provisions.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the  parties hereto and their heirs and personal representatives and as to Company and any  successors or assigns. The Parties to this Agreement consent to the personal jurisdiction and  venue of such Florida courts and to the service of process by any manner as provided by  Florida law or by registered mail sent to Executive’s last know residence.

20. Survival.

Executive agrees the covenants and agreements contained herein shall be fully enforceable  irrespective of how long Executive has been in the employment of Company and irrespective  of the reason(s) for the termination of Executive’s employment with Company and without  regard to which party terminated the employment. The covenants and agreements contained  in this Agreement and Exhibit A and continuing through the end of this Agreement shall survive  the termination of Executive’s employment hereunder for the periods set forth in the covenants  contained herein or as allowed by law and subject to any tolling as set out above.

21. Binding Effect.

It is understood that this Agreement shall be effective on the date set forth above and that the  terms of this Agreement shall remain in full force and effect both during the continuation of the  employment and after the termination of the employment for the time periods specified,  regardless of the reason of termination.

22. Section and Paragraph Headings.

Section and paragraph headings used throughout this Agreement are for reference and  convenience only, and in no way define, limit, or describe the scope or intent of this Agreement  or affect its provisions.

23. Construction.

Having had the opportunity to obtain the advice of legal counsel to review and comment on  this Agreement, Company and Executive agree that this Agreement shall be construed as if  the parties jointly prepared it so that any uncertainty or ambiguity shall not be construed against  any party in favor of the other.

24.  Knowing and Voluntary.

Executive has read and fully understands and agrees with the provisions contained in this  Agreement and has been given an opportunity to review this Agreement prior to accepting  employment or changing Executive’s position and that  Executive is signing the Agreement of  Executive’s own free will, without duress or coercion.

/s/ Orlando Taddeo

Orlando Taddeo

President

/s/ Daniel Contreras

Daniel Contreras

Executive

Appendix A – Other Employment

The Executive holds no other employments than listed below.